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June 12, 2001


Firstream SAS
511 Canal Street
New York, NY 10013
Attn: David Mason


Dear Mr. Mason

This letter agreement (the "Letter Agreement")confirms the agreement between Firstream SAS ("Firstream") and Marketing Services Group, Inc. ("MSGi" or the "Company") in connection with the strategic alliance and investment entered into pursuant to a letter agreement dated February 13, 2001.

The initial investment by Firstream consisted of $3 million. $2 million represented the purchase of 1,500,000 unregistered shares of MSGi common stock and a warrant to purchase up to 400,000 shares of MSGi common stock at an exercise price of $3.00 per share for a period of two years. The remaining $1 million was a prepaid amount for future services (the "Credit") to be provided by MSGi and its subsidiaries to Firstream or any of its directly or indirectly controlled subsidiaries. Firstream, or any of its directly or indirectly controlled subsidiaries, and MSGi or any of its subsidiaries will enter into separate contracts for the services to be provided. Third party expense that Firstream may desire (for example requiring that MSGi purchase paper or external data on Firstream's behalf) will remain an obligation of Firstream at all times.

In connection with the services to be provided by any wholly owned subsidiary of MSGi, MSGi warrants and represents that it maintains, with insurance companies with a Best's rating of B+ or above, and naming Firstream or any of its directly or indirectly controlled subsidiaries (as applicable) as an additional insured (and containing a waiver of subrogation with respect to Client and its affiliates), the following coverages: (a) Worker's Compensation and Employer's Liability, with the greater of a $1,000,000 aggregate limit or minimum statutory limits; (b) Commercial General Liability, with minimum limits of $1,000,000 per occurrence for bodily injury, death, or property damage; (c) Business Automobile Liability (including owned, non-owned and hired vehicles), with minimum limits of $1,000,000 per occurrence for bodily injury, death or property damage; and
(d) Professional Liability Insurance (including broad form contractual coverage) with minimum limits consistent with industry standards, protecting MSGi and its subsidiaries from errors and omissions of MSGi and its subsidiaries in connection with the services during and for a period of at least three (3) years after the completion of all such services. Upon Firstream's request, or the reasonable request of any of Firstream's directly or indirectly controlled subsidiaries, as applicable, MSGi will furnish to the requesting entity original Certificates of Insurance evidencing the above-described coverages and/or copies of such policies. The foregoing certificates will also specify date(s) when such insurance expires and will further provide for thirty (30) days' prior notification to Firstream of cancellation or material change in coverage. MSGi will deliver renewal certificates to Firstream prior to the expiration dates of all policies noted therein. MSGi will maintain all such insurance in full force and effect at all times during


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the term of any contracts between Firstream and MSGi's subsidiaries. MSGi's insurance coverage required by all the foregoing provisions will at all times be primary and not contributing or excess.

Firstream or any of its directly or indirectly controlled subsidiaries may terminate the service contracts referred to above with MSGi and/or its subsidiary if there is a transfer of a majority of the common capital stock (51%) of MSGi, in a single transaction or a series of transactions; or if there is a transfer of the business and/or substantially all of the assets (greater than 90%) of MSGi; or if MSGi merges with or into any other entity, subject to the following provisions. If MSGi has reason to believe that such a stock transfer has occurred, or will occur in the reasonably foreseeable future, or if MSGi proposes to make a transfer of its business and/or substantially all of its assets, or to enter into a merger transaction, it shall give written notice thereof to Firstream. Within twenty (20) business days after receiving such notice, Firstream shall give MSGi written notice stating whether Firstream approves or disapproves any such transfer or merger or any such proposed transfer or proposed merger, and, in the case of disapproval, whether Firstream exercises its right of termination hereunder if the transfer or merger has already occurred or will exercise its right of termination if the proposed transfer or proposed merger is subsequently made.

If the contractual relationship between MSGi and Firstream is terminated for any reason, before the Credit has been exhausted, then within 45 days of such termination, MSGi shall pay and reimburse to Firstream any unexhausted portion of the Credit.

Firstream may assign or otherwise transfer the full ownership and title of all or part of the Credit to any entity controlled directly or indirectly by Firstream. The transferee of the Credit shall become automatically party to the present agreement (i.e., the full contractual relationship between Firstream and MSGi) and benefit from all the rights and obligations of Firstream.

MSGi warrants to Firstream that MSGi is not presently under, nor will it enter into in the future, any agreement, commitment, understanding or other obligation, whether written or oral, which is inconsistent or in conflict with this Letter Agreement or would in any way or to any extent prevent, limit or otherwise impair the performance by MSGi of any of its obligations hereunder or in connection herewith.

MSGi warrants to Firstream that MSGi possesses full power, authority and all rights necessary to enter into this Letter Agreement and carry out its obligations hereunder.

If you are in agreement with the terms of this letter, please sign on the space provided below and return to MSGi.



Sincerely,

/s/ Jeremy Barbera
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Jeremy Barbera
Chairman and CEO


Accepted the __th day of June 2001

By:      /s/ Etienne Mouthon
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Name:    Etienne Mouthon
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Title:   Director
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